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                                                                  Exhibit 11 (A)



                                    EXHIBIT
                       Computation of Earnings Per Share
                          Year Ended December 31, 1996
                     (in thousands, except per share data)

                                                                               Assuming
                                                               Primary       Full Dilution
                                                           --------------   --------------
Weighted average common shares outstanding                         16,384           16,384
Other dilutive securities                                           1,348            1,707
                                                           --------------   --------------

Total shares outstanding for calculation                           17,732           18,091
                                                           ==============   ==============

Net income before extraordinary item - as reported         $       21,652   $       21,652
Extraordinary item, loss on early extinguishment
  of debt, net of tax benefit                                      (5,104)          (5,104)
                                                           --------------   --------------

Net income for calculation                                 $       16,548   $       16,548
                                                           ==============   ==============

Net income (loss) per share
  Before extraordinary item                                $         1.22   $         1.19
  Extraordinary item                                       $        (0.29)  $        (0.28)
                                                           ---------------  ---------------

Net income per share                                       $         0.93   $         0.91
                                                           ==============   ==============